Exhibit 99.1

LBI Media, Inc. Reports First Quarter 2010 Results

Burbank, CA – May 17, 2010 – LBI Media, Inc. reported its financial results today for the three months ended March 31, 2010.

The following discussion and analysis of our financial condition and results of operations incorporates restated financial results for the three months ended March 31, 2009. Due to our restatement for accounting errors relating to the classification and valuation of certain deferred tax accounts relating to our indefinite-lived intangible assets, all comparisons to March 31, 2009 contained within this press release reflect restated financial results.

For the three months ended March 31, 2010, net revenues increased by $2.1 million, or 9.9%, to $23.6 million, from $21.5 million for the same period in 2009.

Commenting on the company’s earnings results, Lenard Liberman, Chief Executive Officer and President said, “We are pleased to announce that during the first quarter, we generated year-over-year revenue growth. We are encouraged by our improving financial results and the positive trends we are seeing in the advertising market.

“EstrellaTV, our national television network, continues to perform in line with our expectations while also securing further distribution gains. Since mid-April, we have reached agreements with two additional affiliates in Greensboro, North Carolina and Omaha, Nebraska, the nation’s 53rd and 71st largest Hispanic markets in the U.S., respectively. Upon completion of our purchase of television station assets in Denver and Chicago, EstrellaTV will be distributed in 32 markets covering over 75% of U.S. Hispanic television households. We have a number of other affiliation agreements pending and we expect that EstrellaTV will continue to grow its distribution across the U.S.

“As previously mentioned, in March, EstrellaTV successfully debuted as a Nielsen rated broadcast network. EstrellaTV currently ranks a solid fourth among the many nationally rated Spanish language television networks and continues to hold that position in prime time. In fact, on several evenings over the past several weeks, EstrellaTV has beaten Telefutura to take the third place rank among certain demographics. As we add to our affiliates in key Hispanic markets and improve our distribution platform, we expect our ratings to improve.

“Our focus for the balance of 2010 is sustaining the momentum generated during the first quarter and building upon our successes. We will continue to strengthen our lineup by introducing new and innovative programming, pursue additional opportunities for expanding the distribution of EstrellaTV and effectively utilize our radio and TV broadcasting assets to drive increased revenue and ratings performance.”

Results for the Three Months Ended March 31, 2010

Net revenues increased by $2.1 million, or 9.9%, to $23.6 million for the three months ended March 31, 2010, from $21.5 million for the same period in 2009. The change was primarily attributable to increased advertising revenue in our television segment, reflecting incremental revenue from our EstrellaTV television network, as well as growth in our California and Texas markets.

Net revenues for our radio segment remained relatively flat, at $11.8 million for the three months ended March 31, 2010 and 2009.

Net revenues for our television segment increased by $2.1 million, or 21.5%, to $11.8 million for the three months ended March 31, 2010, from $9.7 million for the same period in 2009. This increase was primarily attributable to incremental revenue from our EstrellaTV television network, as well as growth in our California and Texas markets.

Total operating expenses decreased by $51.0 million, or 72.9%, to $19.0 million for the three months ended March 31, 2010, as compared to $70.0 million for the same period in 2009. The decrease was primarily the result of a $51.5 million reduction in broadcast license impairment charges. Excluding the impact of the impairment charges, total operating expenses increased by $0.5 million, or 2.7%, to $19.0 million for the three months ended March 31, 2010. This increase was primarily attributable to a $2.5 million increase in program and technical expenses, and resulted from (1) an increase in amortization of capitalized costs related to the production of original programming content and (2) incremental ratings service fees and satellite costs related to our EstrellaTV network.

The increase in program and technical expenses was partially offset by a $1.6 million gain on our assignment of the asset purchase agreement to acquire radio station KDES-FM and a $0.4 million decline in selling, general and administrative and promotional expenses.

Adjusted EBITDA(1) increased by $1.7 million, or 30.0%, to $7.1 million for the three months ended March 31, 2010, from $5.4 million for the same period in 2009. The increase was primarily the result of the $1.6 million cash gain realized on the assignment of the asset purchase agreement related to radio station KDES-FM, and increased advertising revenues in our television segment, partially offset by an increase in programming and technical expenses, as described above.

We recognized a net loss of $2.5 million for the three months ended March 31, 2010, as compared to a net loss of $37.7 million for the same period in 2009, a decrease in net loss of $35.2 million. This change was primarily attributable to the $51.5 million decrease in broadcast license impairment charges, partially offset by the $17.6 million change in income tax (provision) benefit and other changes noted above.

First Quarter 2010 Conference Call

We will host a conference call to discuss our financial results for the three months ended March 31, 2010 on Monday, May 17, 2010 at 4:00 PM Eastern Time. Interested parties may participate in the conference call by dialing (877) 874-1570 beginning fifteen minutes prior to the scheduled start time of the call, asking for the “LBI Media, Inc. First Quarter 2010 Results Conference Call”, and providing confirmation code 1933004 to the operator. The conference call will be recorded and made available for replay through Friday, May 21, 2010. Investors may listen to the replay of the call by dialing (888) 203-1112, then entering the passcode 1933004.

Information for Holders of LBI Media’s 8 1/2% Senior Subordinated Notes due 2017

The financial results for LBI Media, Inc.’s first quarter ended March 31, 2010 will be posted on our website at www.lbimedia.com/investors.html. Holders and beneficial owners of LBI Media, Inc.’s 8 1/2% Senior Subordinated Notes due 2017 may access this information by contacting Wisdom Lu at (818) 729-5316 to receive a temporary username and password.

About LBI Media, Inc.

We are one of the largest owners and operators of Spanish-language radio and television stations in the United States, based on revenues and number of stations. We own 21 radio stations (fifteen FM and six AM) and seven television stations in greater Los Angeles, California (including Riverside, San Bernardino and Orange counties), Houston, Texas, Dallas-Ft. Worth, Texas, San Diego, California, New York, New York, Salt Lake City, Utah and Phoenix, Arizona, and have entered into asset purchase agreements to purchase the selected assets of two additional television stations serving the Denver, Colorado and Chicago, Illinois markets. We own three television production facilities that we use to produce television programming. We are affiliated with twenty-three television stations in various states serving specific market areas including seven in Texas, four in Florida, five in California and one each in Arizona, Nebraska, Nevada, New Mexico, New York, North Carolina and Oregon.

(1) We define Adjusted EBITDA as net income or loss less discontinued operations, net of income taxes, plus income tax expense or benefit, gain or loss on sale and/or disposal of property and equipment, net interest expense, interest rate swap expense or income, impairment of broadcast licenses, depreciation, stock-based compensation expense and other non-cash gains and losses. Management considers this measure an important indicator of our liquidity relating to our operations because it eliminates the effects of certain non-cash items, our discontinued operations and our capital structure. This measure should be considered in addition to, but not as a substitute for, or superior to, other measures of liquidity and financial performance prepared in accordance with accounting principles generally accepted in the U.S., such as cash flows from operating activities, operating income or loss and net income or loss. In addition, our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures. See tables at the end of this press release for a reconciliation of net cash (used in) provided by operating activities to Adjusted EBITDA.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of our radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, the successful integration of television and radio assets we acquire, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, our actual performance and results may differ significantly from those anticipated in the forward-looking statements. Please see the recent public filings of our parent, LBI Media Holdings, Inc., for information about these and other risks that may affect us. We and our parent, LBI Media Holdings, Inc., undertake no obligation to update or revise the information contained herein because of new information, future events or otherwise.

Contact: Wisdom Lu, CFA

Chief Financial Officer

(818) 729-5316

Results of Operations:

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended March 31,
	2010	2009
		(As Restated)
Net revenues	$23,584	$21,457
Operating expenses:
Program and technical, exclusive of depreciation shown below	7,390	4,874
Promotional, exclusive of depreciation shown below	374	455
Selling, general and administrative, exclusive of depreciation shown below	10,377	10,713
Depreciation	2,450	2,456
Loss on disposal of property and equipment	3	—
Impairment of broadcast licenses	—	51,466
Gain on assignment of asset purchase agreement	(1,599)	—

Total operating expenses	18,995	69,964

Operating income (loss)	4,589	(48,507)
Interest expense, net of amounts capitalized	(6,966)	(6,952)
Interest rate swap income	245	336
Equity in losses of equity method investment	—	(38)
Interest and other income	215	119

Loss from continuing operations before (provision for) benefit from income taxes	(1,917)	(55,042)
(Provision for) benefit from income taxes	(614)	17,036

Loss from continuing operations	(2,531)	(38,006)
Discontinued operations, net of income taxes	—	297

Net loss	$(2,531)	$(37,709)

Adjusted EBITDA (2)	$7,048	$5,423

(2)	Refer to our definition of Adjusted EBITDA in footnote (1). Also, see the tables at the end of this press release for a reconciliation of net cash used in operating activities to Adjusted EBITDA.

Results of Operations (continued):

LBI MEDIA, INC.

UNAUDITED SELECTED SEGMENT DATA

(In thousands)

	Three Months Ended
	March 31,
	2010	2009	% Change
Net revenues:
Radio	11,826	11,782	0%
Television	11,758	9,675	22%

Total	23,584	21,457	10%
Total operating expenses before stock-based compensation expense, depreciation, loss on disposal of property and equipment and impairment of broadcast licenses:
Radio	6,567	8,419	-22%
Television	9,969	7,615	31%

Total	16,536	16,034	3%
Stock-based compensation expense:
Corporate	6	8	-25%

Total	6	8	-25%
Depreciation:
Radio	1,332	1,241	7%
Television	1,118	1,215	-8%

Total	2,450	2,456	0%
Loss on disposal of property and equipment:
Radio	—	—	—%
Television	3	—	100%

Total	3	—	100%
Impairment of broadcast licenses:
Radio	—	31,886	-100%
Television	—	19,580	-100%

Total	—	51,466	-100%
Operating income (loss):
Radio	3,927	(29,764)	113%
Television	668	(18,735)	104%
Corporate	(6)	(8)	-25%

Total	4,589	(48,507)	109%
Adjusted EBITDA (3)
Radio	5,259	3,363	56%
Television	1,789	2,060	-13%

Total	7,048	5,423	30%

(3) See footnote (1). Also, see the tables at the end of this press release for a reconciliation of operating income (loss) for each segment to Adjusted EBITDA for such segment.

Results of Operations (continued):

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$497	$178
Accounts receivable, net	16,701	18,745
Current portion of program rights, net	578	507
Amounts due from related parties	449	387
Current portion of employee advances	252	241
Prepaid expenses and other current assets	1,332	1,258
Assets held for sale	1,403	1,403

Total current assets	21,212	22,719

Property and equipment, net	90,389	91,989
Broadcast licenses, net	167,659	161,660
Deferred financing costs, net	5,593	5,915
Notes receivable from related parties	3,034	3,024
Employee advances, excluding current portion	1,530	1,529
Program rights, excluding current portion	8,278	6,734
Notes receivable from parent	18,041	17,839
Other assets	4,502	4,747

Total assets	$320,238	$316,156

Liabilities and shareholder’s deficiency
Current liabilities:
Cash overdraft	$234	$494
Accounts payable	2,845	2,874
Accrued liabilities	7,646	5,535
Accrued interest	3,744	8,610
Amounts due to parent	1,958	1,956
Current portion of long-term debt	1,358	1,355

Total current liabilities	17,785	20,824

Long-term debt, excluding current portion	384,919	375,486
Fair value of interest rate swap	4,989	5,234
Deferred income taxes	18,875	18,482
Other liabilities	1,644	1,579

Total liabilities	428,212	421,605

Shareholder’s deficiency:
Common stock	—	—
Additional paid-in capital	101,780	101,774
Accumulated deficit	(209,754)	(207,223)

Total shareholder’s deficiency	(107,974)	(105,449)

Total liabilities and shareholder’s deficiency	$320,238	$316,156

Results of Operations (continued):

The table set forth below reconciles net cash used in operating activities, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA:

	Three Months Ended March 31,
	2010	2009
	(In thousands)
Net cash used in operating activities	$(4,492)	$(4,136)
Add:
Income tax expense (benefit)	614	(17,036)
Interest expense and interest and other income, net	6,751	6,833
Less:
Effect of discontinued operations	—	(314)
Gain on assignment of asset purchase agreement	1,599	—
Amortization of deferred financing costs	(322)	(315)
Amortization of discount on subordinated notes	(74)	(67)
Amortization of program rights	(1,958)	(143)
Provision for doubtful accounts	(533)	(297)
Changes in operating assets and liabilities:
Accounts receivable	(1,593)	(2,024)
Cash overdraft	260	(1,201)
Program rights	3,573	2,321
Amounts due from related parties	2	5
Prepaid expenses and other current assets	74	(220)
Employee advances	12	37
Accounts payable	133	868
Accrued liabilities	(2,102)	(415)
Accrued interest	4,866	4,738
Deferred income taxes	(393)	17,098
Other assets and liabilities	631	(309)

Adjusted EBITDA	$7,048	$5,423

The following is a reconciliation of operating income (loss) to Adjusted EBITDA for the company’s radio division:

	Three Months Ended March 31,
	2010	2009
	(In thousands)
Radio division operating income (loss)	$3,927	$(29,764)
Depreciation	1,332	1,241
Impairment of broadcast licenses	—	31,886

Radio division Adjusted EBITDA	$4,589	$3,363

The following is a reconciliation of operating income (loss) to Adjusted EBITDA for the company’s television division:

	Three Months Ended March 31,
	2010	2009
	(In thousands)
Television division operating income (loss)	$668	$(18,735)
Depreciation	1,118	1,215
Loss on disposal of property and equipment	3	—
Impairment of broadcast licenses	—	19,580

Television division Adjusted EBITDA	$1,789	$2,060